Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2019

  Moody's Corporation 3Q19 revenue of $1.2 billion up 15% from 3Q18
  Moody's Investors Service 3Q19 revenue of $747 million, up 16% from 3Q18; Moody's Analytics revenue of $494 million, up 13%
  3Q19 diluted EPS of $1.99 increased 25% from 3Q18; adjusted diluted EPS of $2.15 up 27%1
  FY 2019 diluted EPS and adjusted diluted EPS guidance ranges increased to $7.20 to $7.35 and $8.05 to $8.20, respectively

NEW YORK--(BUSINESS WIRE)--October 30, 2019--Moody's Corporation (NYSE: MCO) today announced results for the third quarter of 2019, as well as updated its current outlook for full year 2019.

"Moody's revenue increased 15% in the third quarter as Moody's Investors Service benefited from strong corporate and public finance sector bond issuance amid favorable market conditions. Furthermore, Moody's Analytics continued to deliver robust performance across all business lines, particularly in ERS, driven by solid demand for its analytical solutions," said Raymond McDaniel, President and Chief Executive Officer of Moody's. "In light of stronger than anticipated top-line growth and disciplined expense management, we are raising our full year 2019 adjusted diluted EPS guidance range to $8.05 to $8.20."

THIRD QUARTER REVENUE UP 15%

Moody's Corporation reported record revenue of $1.2 billion for the three months ended September 30, 2019, up 15% from the prior-year period.

U.S. revenue was $660 million, up 18% from the prior-year period. Non-U.S. revenue was $581 million, up 11%, and represented 47% of total revenue, compared to 48% in the third quarter of 2018. Foreign currency translation unfavorably impacted Moody's revenue by 2%.

Moody's Investors Service (MIS) Third Quarter Revenue Up 16%

Revenue for MIS for the third quarter of 2019 was $747 million, up 16% from the prior-year period and above the 10% increase in overall debt issuance2 due to a favorable mix of debt issuers. U.S. revenue was $453 million, up 18% from the prior-year period. Non-U.S. revenue was $293 million, up 13%, and represented 39% of MIS revenue, compared to 40% in the third quarter of 2018. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 60.0%.

Corporate finance revenue was $392 million, up 28% from the prior-year period. This result reflected robust global fixed-rate bond issuance, driven by opportunistic and M&A-related financing. U.S. and non-U.S. corporate finance revenues were up 33% and 18%, respectively.

Structured finance revenue was $105 million, down 8% from the prior-year period. This result was driven by a decline in global collateralized loan obligation (CLO) activity due to wider spreads. U.S. and non-U.S. structured finance revenues were down 4% and 14%, respectively.

Financial institutions revenue was $121 million, up 1% from the prior-year period. This result reflected activity from international infrequent bank issuers, partially offset by a decline in the U.S. insurance sector as compared to an elevated prior-year period. U.S. financial institutions revenue was down 10%, while non-U.S. revenue was up 12%.

Public, project and infrastructure finance revenue was $120 million, up 21% from the prior-year period. This result reflected strong U.S. public finance issuance, including surges in refunding supply and taxable transactions, as well as opportunistic infrastructure finance issuance in Latin America and Canada. U.S. and non-U.S. public, project and infrastructure finance revenues were up 23% and 19%, respectively.

Moody's Analytics (MA) Third Quarter Revenue Up 13%

Revenue for MA for the third quarter of 2019 was $494 million, up 13% from the prior-year period. U.S. revenue was $206 million, up 18% from the prior-year period. Non-U.S. revenue was $288 million, up 10%, and represented 58% of MA revenue, compared to 60% in the third quarter of 2018. Foreign currency translation unfavorably impacted MA revenue by 2%. Organic MA revenue for the third quarter of 2019, which excluded revenue from the acquisitions of Reis and RiskFirst, as well as partial quarter revenue for Omega Performance, was $481 million, up 10% from the prior-year period. The MA adjusted operating margin was 29.4%.

Research, data and analytics (RD&A) revenue was $318 million, up 13% from the prior-year period. U.S. and non-U.S. RD&A revenues were up 20% and 9%, respectively. Organic RD&A revenue, which excluded revenue from Reis, was $309 million, up 10%, with strength in new business areas and more established product lines. Revenue growth was driven by strong demand for Bureau van Dijk solutions that address customer identity requirements, such as know-your-customer, anti-money laundering, anti-bribery and sanctions compliance. The credit research and ratings data feeds product areas also generated strong results.

Enterprise risk solutions (ERS) revenue was $133 million, up 16% from the prior-year period. U.S. and non-U.S. ERS revenues were up 12% and 18%, respectively. Organic ERS revenue, which excluded partial quarter revenue from RiskFirst, was $131 million, up 13%, driven by strong demand for credit assessment and loan origination solutions, along with products to meet new accounting standards.

Professional services revenue was $43 million, up 7% from the prior-year period. U.S. professional services revenue was up 20%, while non-U.S. revenue was down 1%. Organic professional services revenue, which excluded revenue from Omega Performance, was $42 million, up 4% from the prior-year period.

THIRD QUARTER OPERATING EXPENSES AND OPERATING INCOME

Third quarter 2019 operating expenses for Moody's Corporation totaled $692 million, up 13% from the prior-year period. The increase was primarily driven by higher accruals for incentive compensation, operating expenses attributable to acquisitions completed within the last year, a captive insurance company settlement, as well as additional compensation expense for merit increases and new hires. This growth was partially offset by the beneficial impacts of the restructuring plan and cost control initiatives. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $549 million was up 18% from the third quarter of 2018. Adjusted operating income of $614 million was up 19% from the prior-year period, and excluded depreciation and amortization, a captive insurance company settlement and a non-tax-deductible impairment charge related to the planned divestiture of Moody's Analytics Knowledge Services ("MAKS Impairment Charge"). Foreign currency translation unfavorably impacted operating income and adjusted operating income by 2% each. Moody's operating margin was 44.2%, up 100 basis points from the prior-year period, and the adjusted operating margin was 49.5%, up 190 basis points.

Moody's effective tax rate for the third quarter of 2019 was 25.4%, up 100 basis points from the prior-year period, primarily due to non-U.S. tax rate changes.

YEAR-TO-DATE REVENUE UP 6%

Moody's Corporation reported revenue of $3.6 billion for the first nine months of 2019, up 6% from the prior-year period. U.S. revenue was $1.9 billion, up 7% from the prior-year period. Non-U.S. revenue was $1.7 billion, up 5%, and represented 47% of total revenue, consistent with the first nine months of 2018. Foreign currency translation unfavorably impacted Moody's revenue by 2%.

MIS revenue totaled $2.2 billion for the first nine months of 2019, up 2% from the prior-year period, despite a 5% decline in issuance activity3. U.S. revenue was $1.3 billion, up 2%. Non-U.S. revenue was $854 million, up 1%, and represented 40% of MIS revenue, consistent with the first nine months of 2018. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 58.5%.

MA revenue totaled $1.4 billion for the first nine months of 2019, up 14% from the prior-year period. U.S. revenue of $609 million was up 19%. Non-U.S. revenue was $832 million, up 11%, and represented 58% of MA revenue, compared to 59% in the first nine months of 2018. Foreign currency translation unfavorably impacted MA revenue by 3%. Organic MA revenue for the first nine months of 2019, which excluded revenue from the acquisitions of Reis, Omega Performance and RiskFirst, was $1.4 billion, up 11% from the prior-year period. The MA adjusted operating margin was 28.6%.

YEAR-TO-DATE OPERATING EXPENSES UP 11%

Operating expenses for Moody's Corporation in the first nine months of 2019 totaled $2.1 billion, up 11% from the prior-year period. Four percentage points of this increase were attributable to a restructuring charge of $58 million and the MAKS Impairment Charge of $11 million. Other drivers of expense growth primarily reflected additional compensation expense for new hires and merit increases, operating expenses attributable to acquisitions completed within the last year, higher accruals for incentive compensation, as well as a captive insurance company settlement. This growth was partially offset by the beneficial impacts of the restructuring plan and cost control initiatives. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $1.5 billion was approximately flat as compared to the first nine months of 2018. Adjusted operating income of $1.7 billion was up 6% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income by 2% each. Moody's operating margin was 41.5% and the adjusted operating margin was 48.2%.

The effective tax rate for the first nine months of 2019 was 21.3%, up from 21.0% in the prior-year period. This increase was primarily due to taxes related to the planned divestiture of MAKS and non-U.S. tax rate changes, partially offset by benefits related to regulations issued in the first quarter of 2019 associated with the U.S. Tax Cuts and Jobs Act.

Diluted EPS of $5.54 was up 2% from the first nine months of 2018. Adjusted diluted EPS of $6.29 was up 9%. Both year-to-date diluted EPS and adjusted diluted EPS included a $0.22 per share tax benefit related to employee share-based compensation, compared to a $0.19 per share tax benefit in the first nine months of 2018.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the third quarter of 2019, Moody's repurchased 0.5 million shares at a total cost of $113 million, or an average cost of $211.15 per share, and issued 0.2 million shares as part of its employee stock-based compensation plans. Moody's returned $95 million to its shareholders via dividend payments during the third quarter of 2019.

Over the first nine months of 2019, Moody's repurchased 4.0 million shares at a total cost of $728 million, or an average cost of $181.49 per share, and issued a net 1.5 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes.

Moody's returned $284 million to its shareholders via dividend payments during the first nine months of 2019 and on October 21st, the Board of Directors declared a regular quarterly dividend of $0.50 per share of Moody's common stock. This dividend will be payable on December 12, 2019 to stockholders of record at the close of business on November 21, 2019.

Outstanding shares as of September 30, 2019 totaled 189 million, down 1% from September 30, 2018. As of September 30, 2019, Moody's had approximately $597 million of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $5.2 billion of outstanding debt and approximately $1.0 billion of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.3 billion, down from $1.8 billion on December 31, 2018.

Cash flow from operations for the first nine months of 2019 was $1.2 billion and free cash flow was $1.1 billion.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2019

Moody's outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.23 to £1 and for the euro (€) of $1.09 to €1.

A full summary of Moody's guidance as of October 30, 2019, is included in Table 12 - 2019 Outlook table at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss third quarter 2019 results as well as its 2019 outlook on October 30, 2019, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 2733003.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under "Featured and Upcoming Events & Presentations". The webcast will be available until 3:30 p.m. ET on November 28, 2019.

A replay of the teleconference will be available from 3:30 p.m. ET, October 30, 2019 until 3:30 p.m. ET, November 28, 2019. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2733003.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.4 billion in 2018, employs approximately 13,700 people worldwide and maintains a presence in 44 countries. Further information is available at www.moodys.com.

Moody’s published its inaugural Sustainability Accounting Standards Board, or SASB, index on moodys.com/csr.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to uncertainty as companies transition away from LIBOR and the U.K.’s pending withdrawal from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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[1]	Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.
[2]	Excludes sovereign debt issuance.
[3]	Excludes sovereign debt issuance.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions, except per share amounts	2019	2018	2019	2018

Revenue	$1,240.5	$1,080.8	$3,596.2	$3,382.6

Expenses:
Operating	350.2	306.3	1,031.8	941.4
Selling, general and administrative	291.9	260.3	848.1	801.9
Restructuring	(1.0)	—	58.3	—
Depreciation and amortization	48.6	46.1	149.9	143.6
Acquisition-Related Expenses	—	1.3	3.4	4.1
Impairment pursuant to the planned divestiture of MAKS	2.0	—	10.7	—
Total expenses	691.7	614.0	2,102.2	1,891.0

Operating income	548.8	466.8	1,494.0	1,491.6
Non-operating (expense) income, net
Interest expense, net	(45.9)	(56.4)	(149.0)	(160.5)
Other non-operating income (expense), net	9.9	2.4	12.6	18.3
Total non-operating income (expense), net	(36.0)	(54.0)	(136.4)	(142.2)
Income before provision for income taxes	512.8	412.8	1,357.6	1,349.4
Provision for income taxes	130.4	100.8	289.6	282.7
Net income	382.4	312.0	1,068.0	1,066.7
Less: net income attributable to noncontrolling interests	3.0	1.8	5.4	7.4
Net income attributable to Moody's Corporation	$379.4	$310.2	$1,062.6	$1,059.3

Earnings per share attributable to Moody's common shareholders
Basic	$2.01	$1.62	$5.60	$5.53
Diluted	$1.99	$1.59	$5.54	$5.45

Weighted average number of shares outstanding
Basic	189.0	191.8	189.6	191.7
Diluted	191.1	194.5	191.8	194.4

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions	2019	2018	2019	2018

Moody's Investors Service
Corporate Finance (1)	$392.0	$307.3	$1,134.8	$1,087.9
Structured Finance (1)	105.4	114.2	318.2	360.2
Financial Institutions	120.5	119.5	361.5	354.4
Public, Project and Infrastructure Finance	119.8	99.0	321.1	300.3
MIS Other	8.9	4.8	19.5	14.2
Intersegment royalty	34.3	31.6	99.6	92.0
Sub-total MIS	780.9	676.4	2,254.7	2,209.0
Eliminations	(34.3)	(31.6)	(99.6)	(92.0)
Total MIS revenue - external	746.6	644.8	2,155.1	2,117.0

Moody's Analytics
Research, Data and Analytics (2)	317.5	280.3	940.5	823.3
Enterprise Risk Solutions (2)	133.3	115.3	372.9	327.0
Professional Services	43.1	40.4	127.7	115.3
Intersegment revenue	2.1	2.6	6.7	10.0
Sub-total MA	496.0	438.6	1,447.8	1,275.6
Eliminations	(2.1)	(2.6)	(6.7)	(10.0)
Total MA revenue - external	493.9	436.0	1,441.1	1,265.6

Total Moody's Corporation revenue	$1,240.5	$1,080.8	$3,596.2	$3,382.6

Moody's Corporation revenue by geographic area
United States	$659.6	$559.6	$1,909.6	$1,782.7
Non-U.S.	580.9	521.2	1,686.6	1,599.9

	$1,240.5	$1,080.8	$3,596.2	$3,382.6

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(1)

Pursuant to certain organizational realignments in the first quarter of 2019, MIS now reports revenue from REITs, which was previously classified in the SFG line-of-business ("LOB"), as a component of the CFG LOB. The amounts reclassified were not material and prior year revenue by LOB has been reclassified to conform to this new presentation.

(2)

Pursuant to organizational/product realignments in the first quarter of 2019, revenue relating to the Bureau van Dijk FACT product, a credit assessment and origination software solution, is now reported in the ERS LOB. This revenue was previously reported in the RD&A LOB. Prior year revenue by LOB has been reclassified to conform to this new presentation, and the amounts reclassified were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	September 30, 2019	December 31, 2018
Amounts in millions

Cash and cash equivalents	$1,178.0	$1,685.0
Short-term investments	95.8	132.5
Assets held-for-sale (1)	254.0	—
Total current assets	3,042.3	3,386.9
Operating lease right-of-use assets (2)	464.6	—
Non-current assets	6,435.5	6,139.3
Total assets	9,477.8	9,526.2
Total current liabilities (3)	2,138.0	2,098.5
Total debt (4)	5,238.0	5,676.0
Total operating lease liabilities (2)(5)	584.5	—
Liabilities held-for-sale (1)	84.1	—
Other long-term liabilities	1,405.2	1,545.1
Total shareholders' equity	697.3	656.5

Total liabilities and shareholders' equity	$9,477.8	$9,526.2

Actual number of shares outstanding	188.8	191.3
(1)	Amounts represent assets and liabilities of MAKS which are deemed to be held-for-sale pursuant to the planned divestiture of the business.
(2)	Amounts are pursuant to the Company's adoption of the new lease accounting standard on January 1, 2019, which results in operating leases being recognized on the balance sheet.
(3)

The September 30, 2019 and December 31, 2018 amounts include $501.5 million and $449.9 million, respectively, of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.

(4)	Includes debt classified in both current liabilities and long-term debt.
(5)	The September 30, 2019 amount includes $89.5 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	September 30, 2019
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$2.3	$(0.4)	$(0.4)	$501.5
4.50% 2012 Senior Notes, due 2022	500.0	11.0	(1.3)	(1.1)	508.6
4.875% 2013 Senior Notes, due 2024	500.0	—	(1.4)	(1.7)	496.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	—	3.2	(5.3)	597.9
1.75% 2015 Senior Notes, due 2027	545.1	—	—	(2.7)	542.4
2.75% 2017 Senior Notes, due 2021	500.0	13.5	(0.7)	(1.8)	511.0
2.625% 2017 Senior Notes, due 2023	500.0	8.3	(0.7)	(2.4)	505.2
3.25% 2017 Senior Notes, due 2028	500.0	—	(4.4)	(3.4)	492.2
3.25% 2018 Senior Notes, due 2021	300.0	—	(0.3)	(1.0)	298.7
4.25% 2018 Senior Notes, due 2029	400.0	—	(2.8)	(3.0)	394.2
4.875% 2018 Senior Notes, due 2048	400.0	—	(6.6)	(4.0)	389.4
Total debt (2)	$5,245.1	$35.1	$(15.4)	$(26.8)	$5,238.0
Current portion					(501.5)
Total long-term debt					$4,736.5
	December 31, 2018
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(3.7)	$(0.6)	$(0.7)	$495.0
4.50% 2012 Senior Notes, due 2022	500.0	1.9	(1.6)	(1.4)	498.9
4.875% 2013 Senior Notes, due 2024	500.0	—	(1.5)	(2.0)	496.5
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	—	(0.1)	—	449.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	—	3.2	(5.5)	597.7
1.75% 2015 Senior Notes, due 2027	571.6	—	—	(3.1)	568.5
2.75% 2017 Senior Notes, due 2021	500.0	4.0	(1.0)	(2.4)	500.6
2.625% 2017 Senior Notes, due 2023	500.0	—	(0.9)	(2.8)	496.3
3.25% 2017 Senior Notes, due 2028	500.0	—	(4.7)	(3.7)	491.6
3.25% 2018 Senior Notes, due 2021	300.0	—	(0.4)	(1.5)	298.1
4.25% 2018 Senior Notes, due 2029	400.0	—	(3.0)	(3.3)	393.7
4.875% 2018 Senior Notes, due 2048	400.0	—	(6.7)	(4.1)	389.2
Total debt (2)	$5,721.6	$2.2	$(17.3)	$(30.5)	$5,676.0
Current portion					(449.9)
Total long-term debt					$5,226.1
(1)

The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2017 Senior Notes due 2021 and the 2017 Senior Notes due 2023. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

(2)

The September 30, 2019 and December 31, 2018 amounts include $501.5 million and $449.9 million, respectively, of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Amounts in millions

Interest:
Expense on borrowings	$(37.4)	$(46.4)	$(125.7)	$(147.1)
Income	3.6	4.1	12.5	10.7
UTPs and other tax related liabilities	(7.0)	(9.6)	(20.2)	(10.6)
Net periodic pension costs-interest component	(5.6)	(4.9)	(16.8)	(14.5)
Interest capitalized	0.5	0.4	1.2	1.0
Total interest expense, net	$(45.9)	$(56.4)	$(149.0)	$(160.5)
Other non-operating (expense) income, net:
FX (loss) gain	$0.9	$(3.9)	$(14.7)	$(3.6)
Net periodic pension costs - other components	4.5	2.6	13.4	7.8
Income from investments in non-consolidated affiliates	3.9	3.3	10.7	9.2
Other	0.6	0.4	3.2	4.9
Other non-operating (expense) income, net	9.9	2.4	12.6	18.3
Total non-operating (expense) income, net	$(36.0)	$(54.0)	$(136.4)	$(142.2)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) restructuring; iii) Acquisition-Related Expenses; iv) a non-recurring impairment charge pursuant to the planned divestiture of MAKS; and v) a captive insurance company settlement.

	Three Months Ended September 30,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$780.9	$496.0	$(36.4)	$1,240.5	$676.4	$438.6	$(34.2)	$1,080.8
Total Expense	339.9	388.2	(36.4)	691.7	303.5	344.7	(34.2)	614.0
Operating income	$441.0	$107.8	$—	$548.8	$372.9	$93.9	$—	$466.8
Add:				—
Restructuring	(0.1)	(0.9)	—	(1.0)	—	—	—	—
Depreciation and amortization	18.0	30.6	—	48.6	15.8	30.3	—	46.1
Acquisition-Related Expenses	—	—	—	—	—	1.3	—	1.3
Impairment pursuant to the planned divestiture of MAKS	—	2.0	—	2.0	—	—	—	—
Captive insurance company settlement	9.4	6.1		15.5	—	—		—
Adjusted Operating Income	$468.3	$145.6	$—	$613.9	$388.7	$125.5	$—	$514.2

Operating margin	56.5%	21.7%		44.2%	55.1%	21.4%		43.2%
Adjusted operating margin	60.0%	29.4%		49.5%	57.5%	28.6%		47.6%

	Nine Months Ended September 30,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,254.7	$1,447.8	$(106.3)	$3,596.2	$2,209.0	$1,275.6	$(102.0)	$3,382.6
Total Expense	1,027.9	1,180.6	(106.3)	2,102.2	951.0	1,042.0	(102.0)	1,891.0
Operating income	$1,226.8	$267.2	$—	$1,494.0	$1,258.0	$233.6	$—	$1,491.6
Add:
Restructuring	29.1	29.2	—	58.3	—	—	—	—
Depreciation and amortization	53.0	96.9	—	149.9	49.3	94.3	—	143.6
Acquisition-Related Expenses	—	3.4	—	3.4	—	4.1	—	4.1
Impairment pursuant to the planned divestiture of MAKS	—	10.7	—	10.7	—	—	—	—
Captive insurance company settlement	9.4	6.1		15.5	—	—		—
Adjusted Operating Income	$1,318.3	$413.5	$—	$1,731.8	$1,307.3	$332.0	$—	$1,639.3

Operating margin	54.4%	18.5%		41.5%	56.9%	18.3%		44.1%
Adjusted operating margin	58.5%	28.6%		48.2%	59.2%	26.0%		48.5%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended September 30,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$281.8	$110.2	$392.0	$199.4	$107.9	$307.3
	72%	28%	100%	65%	35%	100%
Structured Finance	$58.4	$47.0	$105.4	$73.5	$40.7	$114.2
	55%	45%	100%	64%	36%	100%
Financial Institutions	$55.7	$64.8	$120.5	$56.2	$63.3	$119.5
	46%	54%	100%	47%	53%	100%
Public, Project and Infrastructure Finance	$82.1	$37.7	$119.8	$60.9	$38.1	$99.0
	69%	31%	100%	62%	38%	100%
MIS Other	$0.6	$8.3	$8.9	$0.5	$4.3	$4.8
	7%	93%	100%	10%	90%	100%
Total MIS	$478.6	$268.0	$746.6	$390.5	$254.3	$644.8
	64%	36%	100%	61%	39%	100%
Moody's Analytics	$78.5	$415.4	$493.9	$70.6	$365.4	$436.0
	16%	84%	100%	16%	84%	100%
Total Moody's Corporation	$557.1	$683.4	$1,240.5	$461.1	$619.7	$1,080.8
	45%	55%	100%	43%	57%	100%

	Nine Months Ended September 30,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$807.7	$327.1	$1,134.8	$767.3	$320.6	$1,087.9
	71%	29%	100%	71%	29%	100%
Structured Finance	$183.9	$134.3	$318.2	$233.3	$126.9	$360.2
	58%	42%	100%	65%	35%	100%
Financial Institutions	$164.8	$196.7	$361.5	$162.4	$192.0	$354.4
	46%	54%	100%	46%	54%	100%
Public, Project and Infrastructure Finance	$208.2	$112.9	$321.1	$184.9	$115.4	$300.3
	65%	35%	100%	62%	38%	100%
MIS Other	$1.5	$18.0	$19.5	$1.5	$12.7	$14.2
	8%	92%	100%	11%	89%	100%
Total MIS	$1,366.1	$789.0	$2,155.1	$1,349.4	$767.6	$2,117.0
	63%	37%	100%	64%	36%	100%
Moody's Analytics	$219.2	$1,221.9	$1,441.1	$198.3	$1,067.3	$1,265.6
	15%	85%	100%	16%	84%	100%
Total Moody's Corporation	$1,585.3	$2,010.9	$3,596.2	$1,547.7	$1,834.9	$3,382.6
	44%	56%	100%	46%	54%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) amortization of acquired intangible assets; ii) Acquisition-Related Expenses; iii) restructuring charges; iv) an impairment and tax charge pursuant to the planned divestiture of MAKS; and v) a captive insurance company settlement. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis in both the current and prior years, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The impairment charge pursuant to the planned divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude. Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions	2019	2018	2019	2018
Operating income	$548.8	$466.8	$1,494.0	$1,491.6
Restructuring	(1.0)	—	58.3	—
Depreciation and amortization	48.6	46.1	149.9	143.6
Acquisition-Related Expenses	—	1.3	3.4	4.1
Impairment pursuant to the planned divestiture of MAKS	2.0	—	10.7	—
Captive insurance company settlement	15.5	—	15.5	—
Adjusted Operating Income	$613.9	$514.2	$1,731.8	$1,639.3
Operating margin	44.2%	43.2%	41.5%	44.1%
Adjusted operating margin	49.5%	47.6%	48.2%	48.5%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Nine Months Ended September 30,
Amounts in millions	2019	2018
Net cash provided by operating activities	$1,195.5	$1,084.6
Capital additions	(60.9)	(62.9)
Free cash flow	$1,134.6	$1,021.7
Net cash used in investing activities	$(149.5)	$(113.8)
Net cash used in financing activities	$(1,517.0)	$(980.2)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents the organic revenue and growth for the MA segment, the RD&A LOB, the ERS LOB and the PS LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from the August 2018 acquisition of Omega Performance, the October 2018 acquisition of Reis Inc., and the July 2019 acquisition of RiskFirst. Inorganic revenue for Omega Performance includes revenue from the start of the period until August 16, 2019. Below is a reconciliation of the Company's organic dollar revenue and growth rates:

	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2019	2018	Change	Growth	2019	2018	Change	Growth
MA revenue	$493.9	$436.0	$57.9	13%	$1,441.1	$1,265.6	$175.5	14%
Omega Performance revenue	(1.1)	—	(1.1)		(5.2)	—	(5.2)
Reis Inc. revenue	(9.0)	—	(9.0)		(26.7)	—	(26.7)
RiskFirst revenue	(2.5)	—	(2.5)		(2.5)	—	(2.5)
Organic MA revenue	$481.3	$436.0	$45.3	10%	$1,406.7	$1,265.6	$141.1	11%

	Three Months Ended September 30,
Amounts in millions	2019	2018	Change	Growth
RD&A revenue	$317.5	$280.3	$37.2	13%
Reis Inc. revenue	(9.0)	—	(9.0)
Organic RD&A revenue	$308.5	$280.3	$28.2	10%

	Three Months Ended September 30,
Amounts in millions	2019	2018	Change	Growth
ERS revenue	$133.3	$115.3	$18.0	16%
RiskFirst revenue	(2.5)	—	(2.5)
Organic ERS revenue	$130.8	$115.3	$15.5	13%

	Three Months Ended September 30,
Amounts in millions	2019	2018	Change	Growth
PS revenue	$43.1	$40.4	$2.7	7%
Omega Performance revenue	(1.1)	—	(1.1)
Organic PS revenue	$42.0	$40.4	$1.6	4%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) Acquisition-Related Expenses; iii) restructuring charges; iv) an impairment and tax charge pursuant to the planned divestiture of MAKS; and v) a captive insurance company settlement.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-related expenses from other acquisitions were not material. The impairment and the tax charge pursuant to the planned divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude.

Furthermore, in 2018, the Company excluded the impact of the transition tax pursuant to the Tax Act and certain adjustments relating to the Company’s non-U.S. UTPs, which resulted in significant adjustments to the provision for income taxes. The Company excludes these items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2019		2018		2019		2018
Net income attributable to Moody's common shareholders		$379.4		$310.2		$1,062.6		$1,059.3
Pre-Tax Acquisition-Related Expenses	$—		$1.3		$3.4		$4.1
Tax on Acquisition-Related Expenses	—		(0.4)		(0.9)		(1.0)
Net Acquisition-Related Expenses		—		0.9		2.5		3.1
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$24.7		$24.6		$77.3		$75.4
Tax on Acquisition-Related Intangible Amortization Expenses	(5.8)		(5.5)		(18.0)		(17.0)
Net Acquisition-Related Intangible Amortization Expenses		18.9		19.1		59.3		58.4
Impairment pursuant to the planned divestiture of MAKS		2.0		—		10.7		—
Pre-Tax Restructuring	$(1.0)		$—		$58.3		$—
Tax on Restructuring	0.3		—		(14.2)		—
Net Restructuring		(0.7)		—		44.1		—
Tax charge pursuant to the planned divestiture of MAKS		—		—		15.0		—
Impact of U.S. Tax reform		—		(64.7)		—		(64.7)
Increase to non-U.S. UTPs		—		63.9		$—		$63.9
Pre-Tax captive insurance company settlement	$15.5		$—		$15.5		$—
Tax on captive insurance company settlement	(3.8)		—		(3.8)		—
Net captive insurance company settlement		11.7		—		11.7		—
Adjusted Net Income		$411.3		$329.4		$1,205.9		$1,120.0

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
Earnings per share attributable to Moody's common shareholders		$1.99		$1.59		$5.54		$5.45
Pre-Tax Acquisition-Related Expenses	$—		$0.01		$0.02		$0.02
Tax on Acquisition-Related Expenses	—		(0.01)		(0.01)		(0.01)
Net Acquisition-Related Expenses		—		—		0.01		0.01
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.13		$0.13		$0.40		$0.39
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.03)		(0.09)		(0.09)
Net Acquisition-Related Intangible Amortization Expenses		0.09		0.10		0.31		0.30
Impairment pursuant to the planned divestiture of MAKS		0.01		—		0.06		—
Pre-Tax Restructuring	$(0.01)		$—		$0.30		$—
Tax on Restructuring	0.01		—		(0.07)		—
Net Restructuring		—		—		0.23		—
Tax charge pursuant to the planned divestiture of MAKS		—		—		0.08		—
Impact of U.S. Tax reform		—		(0.33)		—		(0.33)
Increase to non-U.S. UTPs		—		0.33		—		0.33
Pre-Tax captive insurance company settlement	$0.08		$—		$0.08		$—
Tax on captive insurance company settlement	(0.02)		—		(0.02)		—
Net captive insurance company settlement		0.06		—		0.06		—
Adjusted Diluted EPS		$2.15		$1.69		$6.29		$5.76

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2019 Outlook

Moody's outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the level of debt capital markets activity. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.23 to £1 and for the euro (€) of $1.09 to €1.

Full Year 2019 Moody's Corporation Guidance as of October 30, 2019

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
Operating expenses(1)	increase in the high-single-digit percent range	NC
Operating margin	approximately 42%	NC
Adjusted operating margin(2)	approximately 48%	NC
Interest expense, net	approximately $195 million	NC
Effective tax rate	21.5% - 22.5%	21% - 22%
Diluted EPS	$7.20 to $7.35	$7.15 to $7.35
Adjusted Diluted EPS(2)	$8.05 to $8.20	$7.95 to $8.15
Operating cash flow	$1.7 to $1.8 billion	NC
Free cash flow(2)	$1.6 to $1.7 billion	NC
Share repurchases	approximately $1.0 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	$1.0 to $1.3 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)

NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of July 31, 2019.
(1) Includes depreciation and amortization, restructuring charges, captive insurance company settlement, impairment pursuant to the planned divestiture of MAKS and Acquisition-Related Expenses.
(2) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Full Year 2019 Moody's Corporation Guidance as of October 30, 2019

MIS	Current guidance	Last publicly disclosed guidance
MIS global revenue	increase in the mid-single-digit percent range	increase in the low-single-digit percent range
MIS U.S. revenue	increase in the mid-single-digit percent range	NC
MIS non-U.S. revenue	increase in the low-single-digit percent range	approximately flat
MIS adjusted operating margin	approximately 58%	NC
MA
MA global revenue	increase in the low-double-digit percent range	NC
MA U.S. revenue	increase in the mid-teens percent range	NC
MA non-U.S. revenue	increase in the high-single-digit percent range	NC
MA adjusted operating margin	28% - 29%	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item. Note: All last publicly disclosed guidance is as of July 31, 2019.

Table 12 - 2019 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2019
Operating margin guidance	Approximately 42%
Depreciation and amortization	Approximately 4.2%
Restructuring	Approximately 1.2%
Captive insurance company settlement	Approximately 0.3%
Impairment pursuant to the planned divestiture of MAKS	Approximately 0.2%
Acquisition-Related Expenses	Approximately 0.1%
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended December 31, 2019
Operating cash flow guidance	$1.7 to $1.8 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.6 to $1.7 billion

Projected for the Year Ended December 31, 2019
Diluted EPS	$7.20 to $7.35
Acquisition-related intangible amortization	Approximately $0.41
Restructuring	Approximately $0.23
Tax charge pursuant to the planned divestiture of MAKS	Approximately $0.08
Captive insurance company settlement	Approximately $0.06
Impairment pursuant to the planned divestiture of MAKS	Approximately $0.06
Acquisition-Related Expenses	Approximately $0.01
Adjusted diluted EPS	$8.05 to $8.20

Contacts

Shivani Kak
Investor Relations
212.553.0298
shivani.kak@moodys.com

Michael Adler
Corporate Communications
212.553.4667
michael.adler@moodys.com

moodys.com
ir.moodys.com/
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